Exhibit 99.j.4

AMENDMENT TO

AMENDED AND RESTATED MASTER CUSTODIAN AGREEMENT

This Amendment to Amended and Restated Custodian Agreement (the “Amendment”) is made as June 1, 2015, by and among each Fund (as defined below)  and State Street Bank and Trust Company, a Massachusetts trust company (“Custodian”).

WHEREAS, each management investment company identified on Appendix A thereto (each, a “Fund”)  and Custodian entered into an Amended and Restated Custodian Agreement dated as of June 1, 2010 (as amended, supplemented, restated or otherwise modified, the “Agreement”); and

WHEREAS, each Fund and Custodian desire to amend the Agreement, as more particularly set forth below.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

1.             Amendment to Agreement.

(a)           A new section 6A is hereby added to the Agreement as follows:

“SECTION 6A.    FOREIGN EXCHANGE.

SECTION 6A.1.   GENERALLY.  Upon receipt of Proper Instructions, which for purposes of this section may also include security trade advices, the Custodian shall facilitate the processing and settlement of foreign exchange transactions.  Such foreign exchange transactions do not constitute part of the services provided by the Custodian under this Agreement.

SECTION 6A.2.   FUND ELECTIONS.  Each Fund (or its Investment Advisor acting on its behalf) may elect to enter into and execute foreign exchange transactions with third parties that are not affiliated with the Custodian, with State Street Global Markets, which is the foreign exchange division of State Street Bank and Trust Company and its affiliated companies (“SSGM”), or with a sub-custodian.  Where the Fund or its Investment Advisor gives Proper Instructions for the execution of a foreign exchange transaction using an indirect foreign exchange service described in the Client Publications (as defined below), the Fund (or its Investment Advisor) instructs the Custodian, on behalf of the Fund, to direct the execution of such foreign exchange transaction to SSGM or, when the relevant currency is not traded by SSGM, to the applicable sub-custodian.  The Custodian shall not have any agency (except as contemplated in preceding sentence), trust or fiduciary obligation to the Fund, its Investment Advisor or any other person in connection with the execution of any foreign exchange transaction.  The Custodian shall have no responsibility under this Agreement for the selection of the counterparty to, or the method of execution of, any foreign exchange transaction entered into by the Fund (or its Investment Advisor acting on its behalf) or the reasonableness of the execution rate on any such transaction.

“Client Publications” means the general client publications of State Street Bank and Trust Company available from time to time to clients and their investment managers.

“Investment Advisor” means, in relation to a Fund, the investment manager or investment advisor of such Fund.

SECTION 6A.3.   FUND ACKNOWLEDGEMENT Each Fund  acknowledges that in connection with all foreign exchange transactions entered into by the Fund (or its Investment Advisor acting on its behalf) with SSGM or any sub-custodian, SSGM and each such sub-custodian:

(i)                               shall be acting in a principal capacity and not as broker, agent or fiduciary to the Fund or its Investment Advisor;

(ii)                            shall seek to profit from such foreign exchange transactions, and are entitled to retain and not disclose any such profit to the Fund or its Investment Advisor; and

(iii)                         shall enter into such foreign exchange transactions pursuant to the terms and conditions, including pricing or pricing methodology, (a) agreed with the Fund or its Investment Advisor from time to time or (b) in the case of an indirect foreign exchange service, (i) as established by SSGM and set forth in the Client Publications with respect to the particular foreign exchange execution services selected by the Fund or the Investment Advisor or (ii) as established by the sub-custodian from time to time.

SECTION 6A.4.   TRANSACTIONS BY STATE STREET.  The Custodian or its affiliates, including SSGM, may trade based upon information that is not available to the Fund (or its Investment Advisor acting on its behalf), and may enter into transactions for its own account or the account of clients in the same or opposite direction to the transactions entered into with the Fund (or its Investment Manager), and shall have no obligation, under this Agreement, to share such information with or consider the interests of their respective counterparties, including, where applicable, the Fund or the Investment Advisor.”

(b)           The first two paragraphs of the Section 18 of the Agreement are hereby deleted in their entirety and replaced with the following paragraphs:

This Agreement shall continue in full force and effect for an initial term commencing on the date hereof and ending May 31, 2020 (the “Initial Term”).  After the expiration of the Initial Term, this Agreement may be extended for successive one-year terms (each, a “Renewal Term”), subject to review and approval by the Fund’s Board of Trustees or Directors.  To terminate the Agreement, a written notice of non-renewal must be delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the Initial Term or ninety (90) days prior to the date of termination during any Renewal Term, as the case may be. During the Initial Term and thereafter, either a Fund or the Custodian may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach; (ii) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (iii) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 1 1 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors. Upon termination of this Agreement pursuant to this paragraph with respect to any Fund or Portfolio, the applicable Fund shall pay Custodian its compensation due and shall reimburse Custodian for its costs, expenses and disbursements.

During the Initial Term or any Renewal Term of the Agreement, in the event of: (i) any Fund’s termination of this Agreement with respect to such Fund or one or more of its Portfolios for any reason other than as set forth in the immediately preceding paragraph or (ii) a transaction not in the ordinary course of business pursuant to which the Custodian is not retained to continue providing services hereunder to the Fund or Portfolio(s) (or its respective successor), then the applicable Fund or Portfolio(s), as the case may be, shall be required to provide the Custodian at least 180 days’ notice of the termination date (the “Required Notice Period”).   In the event that the termination date occurs prior to the end of the Required Notice Period, the Fund shall pay the Custodian its compensation due through the remainder of the Required Notice Period that is left following the termination date (based upon the average monthly compensation previously earned since June 1, 2015 by Custodian with respect to such Fund or Portfolio(s), as the case may be), and shall reimburse the Custodian for its costs, expenses and disbursements as provided in the Agreement.  For the avoidance of doubt, during the Initial Term or any Renewal Term, no payment will be required pursuant to this paragraph in the event of any transaction such as a merger of a Fund or one or more of its Portfolio(s) into, or the consolidation of a Fund or one or more of its Portfolio(s) with, another entity, or a change in control of the Fund or its adviser that results in a termination of the Agreement, or the sale by a Fund or one or more of its Portfolio(s) of all, or substantially all, of its assets to another entity, in each case where the Custodian is retained to continue providing services to such Fund or Portfolio (or its respective successor) on substantially the same terms as this Agreement, or in the event of a liquidation or dissolution of a Fund or one or more of its Portfolio(s) and distribution of such Fund’s or Portfolio’s assets.”

(d)           A new section 21.15 is hereby added as follows:

“SECTION 21.15. Corporate Information Security Program. The Custodian shall be subject at all times during the term of this Agreement to a corporate information security program (the “CIS Program”) established and maintained by State Street Corporation.  The CIS Program shall, at a minimum, be reasonably designed to provide physical and electronic information security safeguards against the loss, theft, damage, compromise and unauthorized disclosure of Fund data in the possession of the Custodian.  Upon a Fund’s reasonable request, which in no event shall be more than once annually, the Custodian shall furnish to the Fund a summary description of the CIS Program and arrange for staff to be available to the Fund to discuss the CIS Program. In the event that the Custodian does not provide a description of the CIS Program upon the Fund’s reasonable request, this may be considered a material breach of a material provision of this Agreement for the purposes of terminating the Agreement.”

(e)           A new section 21.16 is hereby added as follows:

“SECTION 21.16. Insurance.  The Custodian will maintain, at all times during the term of this Agreement, insurance of the types and in the amounts as the Custodian shall, in its discretion, deem reasonable and appropriate taking into account the nature of its business, the associated risks and the cost and availability of insurance.  The Custodian agrees to provide the Funds with certificates of its applicable insurance coverage, and shall provide an update at the Funds’ written request, but no more frequently than annually.  In the event that the Custodian does not provide certificates of its applicable insurance coverage or an update at the Funds’ written request, this may be considered a material breach of a material provision of this Agreement for the purposes of terminating the Agreement.”

2.             Miscellaneous.

(a)           Except as expressly amended by this Amendment, all provisions of the Agreement shall remain in full force and effect.  Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement.

(b)           This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized representative(s) as of the date first written above.

EACH FUND THAT IS PARTY TO THE AGREEMENT

By:	/s/ Lucia Sitar
Name:	Lucia Sitar
Title:	Vice President

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Gunjan Kedia
Name:	Gunjan Kedia
Title:	Executive Vice President